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RELEASE DATE:                                   CONTACT:
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July 19, 2005                              CHARLES P. EVANOSKI
                                           GROUP SENIOR VICE PRESIDENT
                                           CHIEF FINANCIAL OFFICER
                                           (724) 758-5584



                         FOR IMMEDIATE RELEASE
                         _____________________



                   ESB FINANCIAL CORPORATION REPORTS
                     SECOND QUARTER 2005 EARNINGS


Ellwood City, Pennsylvania, July 19, 2005 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended June 30, 2005 of $0.24 per diluted share on net income of $3.2 million, which represents a 9.1% increase in net income per diluted share as compared to earnings of $0.22 per diluted share on net income of $2.4 million for the quarter ended June 30, 2004. The Company's annualized return on average assets and average equity were 0.71% and 9.51%, respectively, for the quarter ended June 30, 2005, compared to 0.69% and 10.25%, respectively, for the quarter ended June 30, 2004.

For the six month period ended June 30, 2005, the Company realized earnings of $0.48 per diluted share on net income of $6.1 million, which represents a 6.7% increase in net income per diluted share as compared to earnings of $0.45 per diluted share on net income of $4.8 million for the same period in the prior year. The Company's annualized return on average assets and average equity were 0.72% and 9.68%, respectively, for the six-month period ended June 30, 2005, compared to 0.70% and 9.98%, respectively, for the six months ended June 30, 2004.

In announcing the results of operations for the quarter and the six months ended June 30, 2005, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "We are pleased with the second quarter and year to date results and the continued improvement in our net interest margin over last year. Our improved margin is due in part to our commitment to growth, both internally and through acquisitions. The Company remains focused on improving net interest and non-interest income, while pursuing strategies to grow and provide a sound investment return to our shareholders. This focus is exemplified this year with the efforts of the Company's management and employees to coordinate and complete the successful integration of PHSB Financial Corporation's operations, which was acquired on February 11, 2005, into the operations of ESB Financial Corporation".



Press Release
Page 2 of 4
July 19, 2005


Consolidated net income increased $855,000, or 36.2%, to $3.2 million for the quarter ended June 30, 2005, compared to $2.4 million for the same period in the prior year. This increase was the result of an increase in net interest income, after the provision for loan losses, of $2.2 million, a slight increase in non-interest income of $76,000 and a decrease to the provision for loan losses of $203,000, partially offset by increases in non-interest expense and provision for income taxes of $1.3 million and $146,000, respectively. Net interest income increased in the second quarter primarily due to an increase in interest income from loans and securities, partially offset by an increase in interest expense on deposits and borrowings. Non-interest income and non-interest expense were affected by increases due primarily to the acquisition of PHSB Financial Corporation's (PHSB) operations. Included in the increase in non-interest income was an increase in fees and service charges of $110,000, partially offset by decreases in other non-interest income of $34,000. The increase in fees and service charges, of $110,000, was offset by a decrease in prepayment fees on loans of $217,000, related to the prepayment of two commercial loans in the second quarter of 2004. Included in the increase of non-interest expense were increases in compensation and employee benefits, premises and equipment, data processing expense and other expense of $366,000, $205,000, $93,000 and $333,000, respectively. Other non-interest expense was additionally affected by an increase in the amortization of the core deposit intangible recorded with the acquisition of PHSB of $195,000.

Consolidated net income for the six month period ended June 30, 2005, as compared to the six month period ended June 30, 2004, increased $1.3 million, or 26.6%, to $6.1 million from $4.8 million. This increase was primarily the result of an increase in net interest income, after the provision for loan losses, of $3.2 million, offset by a decrease in non-interest income of $640,000 and increases in non-interest expense and provision for income taxes of $1.0 million and $222,000, respectively. The increase in net interest income after the provision for loan losses for the period ended June 30, 2005 was primarily the result of increases in interest income from loans and securities and a decrease in the provision for loan losses, partially offset by increases in interest expense on deposits and borrowings. The decrease in non-interest income was primarily the result of decrease in gains on sales of securities and joint venture income of $943,000 and $132,000, respectively, partially offset by increase in fees and service charges and other income of $323,000 and $142,000. Included in the increase to non-interest expense were increases in compensation and employee benefits, premises and equipment, data processing, amortization of core deposit intangible and other expenses of $608,000, $337,000, $121,000, $296,000 and
$452,000, respectively. Partially offsetting the increase was a decrease of $844,000 for the deferred debt issuance costs associated with the redemption of a portion of the Company's subordinated debt in connection with the call of the trust preferred securities in 2004.

The Company's total assets increased by $437.7 million, or 31.4%, to $1.8 billion at June 30, 2005. This increase was primarily the result of the acquisition of PHSB during the first quarter. Through this merger, the Company acquired $331.0 million in assets, $146.0 million in loans and $231.0 million in deposits. The $437.7 million increase in assets resulted primarily from increases in loans receivable of $154.9 million, or 45.1%, to $498.4 million, securities of $197.4 million, or 21.2%, to $1.1 billion along with a $34.6 million increase in goodwill from the acquisition. The Company's total liabilities increased by $399.3 million, or 30.8%, to $1.7 billion at June 30, 2005. This increase in total liabilities was primarily the result of an increase in deposits of $232.3 million, or 40.0%, to $812.7 million along with an increase in borrowed funds of $142.3 million, or 17.7%, to $707.9 million. Total stockholders' equity increased $38.4 million, or 39.3%, to $136.2 million at June 30, 2005, from $97.8 million at December 31, 2004. The increase to stockholders' equity was primarily the result of common stock (and the related paid-in capital) issued in connection with the acquisition of PHSB in the amount of $39.5 million, partially offset by a decrease in accumulated other comprehensive income (loss) of $1.7 million. Average stockholders' equity to average assets was 7.43%, and book value per share was $10.20 at June 30, 2005 compared to 6.99% and $9.16 at December 31, 2004.



Press Release
Page 3 of 4
July 19, 2005

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


Press Release
Page 4 of 4
July 19, 2005


                   ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                             Financial Highlights
               (Dollars in Thousands - Except Per Share Amounts)


OPERATIONS DATA:
                                             Three Months        Six Months
                                            Ended June 30,      Ended June 30,
                                            2005      2004      2005     2004
                                           ______    ______    ______   ______

  Interest income                        $ 20,356  $ 14,819  $ 38,077  $ 30,019
  Interest expense                         12,162     8,598    22,443    17,328
                                          _______  ________   _______  ________

  Net interest income                       8,194     6,221    15,634    12,691
  Provision for loan losses                    18       221         2       240
  Net interest income after provision     _______  ________   _______  ________
     for loan losses                        8,176     6,000    15,632    12,451
  Noninterest income                        1,710     1,634     3,056     3,696
  Noninterest expense                       6,062     4,811    11,406    10,365
  Income before provision                 _______  ________   _______  ________
     for income taxes                       3,824     2,823     7,282     5,782
  Provision for income taxes                  607       461     1,204       982
                                          _______  ________   _______  ________
  Net income                              $ 3,217  $  2,362   $ 6,078  $  4,800
                                          =======  ========   =======  ========
  Net income per share:
     Basic                                  $0.25     $0.23     $0.49     $0.47
     Diluted                                $0.24     $0.22     $0.48     $0.45

  Annualized return on average assets       0.71%     0.69%     0.72%     0.70%
  Annualized return on average equity       9.51%    10.25%     9.68%     9.98%
  Interest rate margin                      2.17%     2.14%     2.20%     2.18%

FINANCIAL CONDITION DATA:
                                                            As of:
                                                    June 30,      December 31,
                                                      2005           2004
                                                      ____           ____

  Total assets                                    $ 1,832,225    $  1,394,515
  Cash and cash equivalents                            46,293          17,703
  Total investment securities                       1,127,180         929,794
  Loans receivable, net                               498,398         343,524
  Customer deposits                                   812,674         580,346
  Borrowed funds (includes subordinated debt)         845,119         702,773
  Stockholders' equity                                136,193          97,801
  Book value per share                                 $10.20           $9.16

  Average equity to average assets                       7.43%          6.99%
  Allowance for loan losses to loans receivable          1.00%          1.06%